Promotion Agreement

          THIS AGREEMENT is entered into and is effective as of January 8, 2001 BY AND BETWEEN Clipclop.com Enterprises with principal offices at 1995 Hill Drive, North Vancouver, B.C. V7H 2N1, Canada (the "Company") AND Action Stocks, Inc., with principal offices at 990 Highland Dr., Suite 106, Solana Beach, CA
92075  (the  "Promoter").

                                    WHEREAS:

          A. Company wishes to promote itself on Promoter's Website in order to gain as much exposure as possible.

          B. Promoter operates a website that individuals can access to learn more about company's they may not otherwise be exposed to.

          C. Promoter operates a database of potential investors who will be contacted routinely via email.

NOW THEREFORE, in consideration of the premises, the mutual covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.00     Services

1.01 Website Marketing. Promoter shall place a short profile of Company that will include recent press releases and a link to Company's website that will include the proper disclosures and disclaimers.

1.02 Email Services. Promoter shall deliver a minimum of 100,00 emails, with the proper disclosures and disclaimers, promoting the Company to industry specific investors per month on behalf of the Company.

1.03 Direct Client Promotion. Promoter shall contact and promote to its own clients with the proper disclosures and disclaimers.

1.04 Investor Relations. Should someone express an interest to invest in the Company, Promoter shall forward the Company's brochures and other literature given to Promoter from the Company. Promoter must again make the proper disclosures and disclaimers.

1.05 Affiliate Promotions. Promoter shall contact its affiliates and expose the Company to others who may benefit the Company by offering its services or purchasing the Company's stock.

1.06     Research  Report.  Promoter  shall  create  a  research  report  on The
Company  and  disseminate  to  1,000  HASD  Broker  /  Dealer  firms.

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2.00     Terms  &  Fees

2.01     Term.  Six  (6)  months.

2.02 Fees. Action Stocks, Inc. is entitled to 10,000 shares of unrestricted stock for each .01 increase of the offer price above the starting basis of .05. A review will be done every Friday to determine the closing offer price, at which time shares will be issued according to performance. Action Stocks, Inc. is entitled to compensation when the offer price hits a new high above the previous compensation price.

3.00     Termination

     Company may terminate this agreement if Promoter fails to provide all services stated above

4.00     Notice

All  notices  must  be  in  writing  and  sent  to  the  following  addresses:

Company     Clipclop.com  Enterprises
            1995  Hill  Drive,  North  Vancouver
            B.C.  V7H  2N1,  Canada

Promoter    Action  Stocks,  Inc.
            990  Highland  Drive,  Suite  106
            Solana  Beach,  CA  92075

5.00     Miscellaneous

5.01 Further Assurance. Each of the parties shall hereafter execute all documents and do all acts reasonably necessary to effect the provisions of this Agreement.

5.02 Successors. The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees, and indemnities of each of the parties to this Agreement.

5.03 Independent Counsel. Each of the parties to this Agreement acknowledges and agrees that it has been represented by independent counsel of its own choice throughout all negotiations which preceded the execution of this Agreement and the transactions referred to in this Agreement, and each has executed this Agreement with the consent and upon the advice of said independent counsel. Each party represents that he or it fully understands the provisions of this Agreement, has consulted with counsel concerning its terms and executes this agreement of its own free choice without reference to any representations, promises or expectations not set forth herein.

5.04 Integration. This Agreement, after full execution, acknowledgement and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten. Each of the parties to

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this  Agreement  acknowledges  that no other party, nor any agent or attorney of any other party has made any promises, representations, or warranty whatsoever, express or implied, which is not expressly contained in this Agreement; and each party further acknowledges that he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited hereinabove.

5.05 Attorneys Fees. In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other parties to the dispute.

5.06 Context. Wherever the context so requires; the singular number shall include the plural; the plural shall include the singular.

5.07 Captions. The captions by which the sections and subsections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation.

5.08 Severance. If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted; and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

5.09 Counterparts. This Agreement may be executed in any number of counterparts.

5.10 Expenses Associated With This Agreement. Each of the parties hereto agrees to bear its own costs, attorney's fees and related expenses associated with this Agreement.

5.11 Arbitration. Any dispute or claim arising to or in any way related to this Agreement shall be settled by arbitration in San Diego, California. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate a panel of three arbitrators from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration (except as set forth in Section 5.05 Above). A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within Sixty
(60) days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration. The decision of the arbitrator shall be binding upon the parties and judgement in accordance with that decision may be entered in any court having jurisdiction thereof.

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5.12     Assignment.  The  Company  shall have no right to assign this Agreement or any obligations created hereby unless Consultant expressly approves the assignment in writing.

5.13 Authority to Bind. A responsible officer of the Company has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of the Company to execute it.

5.14 Non-Circumvention. Company shall not pursue any financial relationship for Company's direct benefit or indirectly for the benefit of related parties with any entry introduced by Promoter from the date of initial contact of the parties and lasting for a period of two (2) years after the termination of Promoter's services without the written consent of the introducing party. Should Promoter be circumvented by Company, Promoter shall be paid a closing fee of fifty percent of the total value of consideration realized Company on the date such transaction transpires.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

FOR  THE  COMPANY


By: /s/ signed    (John  J.  Henry,  CEO)

FOR  ACTION  STOCKS  INC:


By: /s/ signed    (Brent  Fouch,  President)